Exhibit 99.1

Diplomat Announces 4th Quarter and 2015 Year End Financial Results; Provides Initial 2016 Guidance

4th Quarter Revenue Increased 61%, Earnings Improved from a Net Loss of $(3.1) Million to Net Income of $3.6 Million, Adjusted EBITDA Increased 168%

Full Year Revenue Increased 52%, Net Income Increased 440%, Adjusted EBITDA Increased 170%

Click here for additional information on the earnings results

FLINT, Mich., February 29, 2016 /PRNewswire/ — Diplomat Pharmacy, Inc. (NYSE: DPLO), the nation’s largest independent specialty pharmacy, announced financial results for the quarter and year ended December 31, 2015. All comparisons, unless otherwise noted, are to the quarter or year ended December 31, 2014.

Fourth Quarter 2015 Highlights include:

•                  Revenue of $987 million, an increase of 61% or $375 million

•                  35% organic revenue growth

•                  Total prescriptions dispensed of 238,000, an increase of 14%

•                  Gross margin of 7.8% versus 6.7%

•                  Adjusted EBITDA of $28.1 million, an increase of 168% or $17.6 million

•                  Adjusted EBITDA margin of 2.8% versus 1.7%

•                  Adjusted EPS of $0.21 versus $0.08

•                  Operating Cash Flow of $27 million, an increase of $56 million

Full Year 2015 Highlights include:

•                  Revenue of $3,367 million, an increase of 52% or $1,152 million

•                  31% organic revenue growth

•                  Total prescriptions dispensed of 911,000, an increase of 14%

•                  Gross margin of 7.8% versus 6.3%

•                  Adjusted EBITDA of $95.0 million, an increase of 170% or $59.8 million

•                  Adjusted EBITDA margin of 2.8% versus 1.6%

•                  Adjusted EPS of $0.75 versus $0.51

•                  Operating Cash Flow of $29 million, an increase of $39 million

Phil Hagerman, Chairman and CEO of Diplomat, commented, “During the fourth quarter, we delivered our strongest organic and overall revenue growth quarter of the year. At the same time, we continued to meaningfully improve margins and to deliver growth from multiple diverse areas within our business including: growing prescription volume and revenue from existing drugs, continuing to win access to nearly all meaningful specialty drug approvals, and generating additional revenue synergies from our recent acquisitions.  2015 was a record year for drug approvals from the FDA, and this recent influx of approvals, combined with the remaining rich pipeline of drugs in development, keeps us very confident in our ability to deliver solid growth for the foreseeable future.”

Fourth Quarter Financial Summary:

Revenue for the fourth quarter of 2015 was $987 million, compared to $612 million in the fourth quarter of 2014, an increase of $375 million or 61%.  The increase was primarily the result of organic growth, including approximately $101 million from increased volume and a richer mix of those drugs that existed a year ago, approximately $58 million of revenue from drugs that were new in the past year and approximately $57 million from the impact of manufacturer price increases.  The remaining increase was the result of approximately $159 million from our acquisitions.

Gross profit in the fourth quarter of 2015 was $76.7 million, compared to $40.9 million in the fourth quarter of 2014, and generated gross margin of 7.8% compared to 6.7%.  The gross margin improvement in the quarter was primarily due to drug mix changes, including the impact of recent acquisitions, as well as the impact of increased pharma dollars, and, to a lesser extent, manufacturer price increases.

Selling, general, and administrative expenses (“SG&A”) for the fourth quarter of 2015 was $69.7 million, an increase of $27.5 million, compared to $42.2 million in the fourth quarter of 2014.  Of this increase, $12.4 million relates to employee cost, including employee cost from our acquired entities.  The increased employee expense was primarily attributable to the 23% increase in dispensed and serviced prescription volume, combined with the increased clinical and administrative complexity associated with our mix of business.  We also experienced a $6.9 million increase in amortization expense from definite-lived intangible assets, and a $2.9 million increase in the fair value of contingent consideration, both of which are associated with our acquisitions.  The remaining increase was in all other SG&A to support our growth, including public company requirements, consulting fees, travel, and other miscellaneous expenses.  As a percentage of revenue, SG&A, excluding acquisition-related amortization and change in contingent consideration, accounted for 5.3% of total revenues for the three months ended December 31, 2015 compared to 5.7% in the prior year period.  This decrease is primarily attributable to operating efficiencies and integration of acquired entities.

Adjusted EBITDA for the fourth quarter of 2015 was $28.1 million versus $10.5 million in the fourth quarter of 2014, an increase of 168%.

Net income allocable to common shareholders for the fourth quarter of 2015 was $3.6 million, or $0.06 per common share, compared to a net loss of $(3.1) million, or $(0.06) per common share for 2014.  On a diluted basis, we had net income per common share of $0.05 in the fourth quarter of 2015, compared to $(0.06) per common share in the prior year.  Diluted non-GAAP Adjusted EPS (“Adjusted EPS”) was $0.21 in the fourth quarter of this year compared to $0.08 in the fourth quarter of 2014.  Compared to the year ago period, our weighted average common shares outstanding in the fourth quarter of 2015 were significantly higher, impacted by our follow-on equity offering, the use of shares as partial consideration for our acquisitions, and stock option exercises.

Full Year 2015 Financial Summary:

Revenue for 2015 was $3,367 million, compared to $2,215 million in 2014, an increase of $1,152 million or 52%.  The increase was primarily the result of organic growth, including approximately $453 million from increased volume and a richer mix of those drugs that existed a year ago, approximately $103 million of revenue from drugs that were new in the past year, and approximately $136 million from the impact of manufacturer price increases.  The remaining increase was the result of approximately $460 million from our acquisitions.

Gross profit in 2015 was $263.2 million, compared to $140.1 million in 2014 and generated gross margin of 7.8% compared to 6.3%.  The gross margin improvement in the year was primarily due to drug mix changes, including the impact of recent acquisitions, as well as the impact of increased pharma dollars, and, to a lesser extent, manufacturer price increases.

SG&A for 2015 was $217.3 million, an increase of $89.7 million, compared to $127.6 million in 2014.  Of this increase, $44.1 million relates to employee cost, including employee cost from our acquired entities.  The increased employee expense was primarily attributable to the 18% increase in dispensed and serviced prescription volume, combined with the increased clinical and administrative complexity associated with our mix of business.  We also experienced a $22.0 million increase in amortization expense from definite-lived intangible assets associated with our acquisitions.  The remaining increase was in all other SG&A to support our growth, including public company requirements, consulting fees, software licenses, travel, freight, and other miscellaneous expenses.  As a percentage of revenue, SG&A, excluding acquisition-related amortization and change in contingent consideration, accounted for 5.5% of total revenues for 2015 compared to 5.3% in the prior year.  This increase is primarily attributable to the more clinically intensive businesses we have acquired and the additional operating expense associated with servicing those patients.  The increase was partially offset by operating efficiencies.

Adjusted EBITDA for 2015 was $95.0 million versus $35.2 million in 2014, an increase of 170%.

Net income allocable to common shareholders for 2015 was $25.8 million, or $0.42 per common share, compared to $4.3 million, or $0.12 per common share for 2014.  On a diluted basis, we had net income per common share of $0.41 in 2015, compared to $0.11 per common share in the prior year.  Adjusted EPS was $0.75 in 2015 compared to $0.51 in 2014.  Compared to the prior year, our weighted average common shares outstanding in 2015 were significantly higher, impacted by our follow-on equity offering, the use of shares as partial consideration for our acquisitions, and stock option exercises.

2016 Financial Outlook

For the full-year 2016, we provide financial guidance as follows:

•                  Revenue between $4.3 and $4.6 billion

•                  Adjusted EBITDA between $116 and $123 million

•                  Adjusted EPS between $0.84 and $0.89

Our Adjusted EPS expectations assume approximately 67,500,000 weighted average common shares outstanding for the full year 2016, which could differ materially.

Earnings Conference Call Information

As previously announced, the Company will hold a conference call to discuss its fourth quarter and full year 2015 performance this evening, February 29, 2016 at 5:00 p.m. Eastern Time.  Shareholders and interested participants may listen to a live broadcast of the conference call by dialing 877-201-0168 (or 647-788-4901 for international callers) and referencing participant code 40398821 approximately 15 minutes prior to the call.  A live webcast and transcript of the conference call will be available on the investor relations section of the Company’s website.

About Diplomat

Diplomat Pharmacy, Inc. (NYSE: DPLO) serves patients and physicians in all 50 states.  Headquartered in Flint, Michigan, the Company focuses on medication management programs for people with complex chronic diseases, including oncology, immunology, hepatitis, multiple sclerosis, specialized infusion therapy and many other serious and/or long-term conditions.  Diplomat opened its doors in 1975 as a neighborhood pharmacy with one essential tenet: “Take good care of patients, and the rest falls into place.”  Today, that tradition continues — always focused on improving patient care and clinical adherence.  For more information visit www.diplomat.is. Follow us on Twitter and LinkedIn and like us on Facebook.

Non-GAAP Information

Adjusted EPS adds back, net of income taxes, the impact of all merger and acquisition related expenses, including amortization of intangible assets, the change in contingent consideration related to our acquisitions, as well as transaction-related costs.  We exclude merger and acquisition related expenses from Adjusted EPS because we believe the amount of such expenses in any specific period may not directly correlate to the underlying performance of our business operations and such expenses can vary significantly between periods as a result of new acquisitions, full amortization of previously acquired intangible assets or ultimate realization of contingent consideration.  Investors should note that acquisitions, once consummated, contribute to revenue in the periods presented as well as future periods and should also note that amortization and contingent consideration expenses will recur in future periods.  A reconciliation of Adjusted EPS, a non-GAAP measure, to EPS as prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) can be found in the appendix.

We define Adjusted EBITDA as net income (loss) before interest expense, income taxes, depreciation and amortization, share-based compensation, restructuring and impairment charges, equity loss and impairment of non-consolidated entities, and certain other items that we do not consider indicative of our ongoing operating performance (which are itemized below in the reconciliation to net income).  Adjusted EBITDA is not in accordance with, or an alternative to, GAAP.  In addition, this non-GAAP measure is not based on any comprehensive set of accounting rules or principles.  You should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in the presentation, and we do not infer that our future results will be unaffected by unusual or non-recurring items.

We consider Adjusted EBITDA and Adjusted EPS to be supplemental measures of our operating performance.  We present Adjusted EBITDA and Adjusted EPS because they are used by our Board of Directors and management to evaluate our operating performance.  They are also used as a factor in determining incentive compensation, for budgetary planning and forecasting overall financial and operational expectations, for identifying underlying trends and for evaluating the effectiveness of our business strategies.  Further, we believe they assist us, as well as investors, in comparing performance from period to period on a consistent basis.  Other companies in our industry may calculate Adjusted EBITDA and Adjusted EPS differently than we do and these calculations may not be comparable to our Adjusted EBITDA and Adjusted EPS metrics.  A reconciliation of Adjusted EBITDA, a non-GAAP measure, to net income can be found in the appendix.

Forward Looking Statements

This press release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events or our future financial or operating performance, and include Diplomat’s expectations regarding revenues, Adjusted EBITDA, net income (loss), Adjusted EPS, market share, the performance of acquisitions and growth strategies.  The forward-looking statements contained in this press release are based on management’s good-faith belief and reasonable judgment based on current information, and these statements are qualified by important risks and uncertainties, many of which are beyond our control, that could cause our actual results to differ materially from those forecasted or indicated by such forward-looking statements.  These risks and uncertainties include: our ability to adapt to changes or trends within the specialty pharmacy industry; significant and increasing pricing pressure from third-party payors; our relationships with key pharmaceutical manufacturers; bad publicity about, or market withdrawal of, specialty drugs we dispense; a significant increase in competition from a variety of companies in the health care industry; our ability to expand the number of specialty drugs we dispense and related services; maintaining existing patients; revenue concentration of the top specialty drugs we dispense; our ability to maintain relationships with a specified wholesaler and pharmaceutical manufacturer; increasing consolidation in the healthcare industry; managing our growth effectively; limited experience with acquisitions and our ability to recognize the expected benefits therefrom on a timely basis or at all; and the additional factors set forth in “Risk Factors” in Diplomat’s Annual Report on Form 10-K for the year ended December 31, 2015 and in subsequent reports filed with or furnished to the Securities and Exchange Commission.  Except as may be required by any applicable laws, Diplomat assumes no obligation to publicly update such forward-looking statements, which are made as of the date hereof or the earlier date specified herein, whether as a result of new information, future developments or otherwise.

INVESTOR CONTACT:
Bob East, Westwicke Partners
443-213-0500 | Diplomat@westwicke.com

DIPLOMAT PHARMACY, INC.

Consolidated Balance Sheets

(dollars in thousands)

	December 31,	December 31,
	2015	2014
ASSETS
Current assets:
Cash and equivalents	$27,600	$17,957
Accounts receivable, net	254,682	155,273
Inventories	165,950	110,683
Deferred income taxes	5,311	1,813
Prepaid expenses and other current assets	7,427	5,360
Total current assets	460,970	291,086
Property and equipment, net	16,538	13,150
Capitalized software for internal use, net	37,250	13,236
Goodwill	256,318	23,148
Definite-lived intangible assets, net	224,644	44,973
Investment in non-consolidated entity	4,959	3,500
Deferred debt issuance costs	5,013	921
Other noncurrent assets	181	72
Total assets	$1,005,873	$390,086

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$296,587	$202,495
Short-term debt, including current portion of long-term debt	6,000	—
Accrued expenses:
Contingent consideration	52,665	6,282
Compensation and benefits	5,563	2,257
Other	11,087	4,394
Total current liabilities	371,902	215,428
Long-term debt, less current portion	111,000	—
Contingent consideration, less current portion	—	5,409
Deferred income taxes	7,425	518
Other noncurrent liabilities	—	4
Total liabilities	490,327	221,359
Commitments and contingencies
Shareholders’ equity:
Preferred stock (10,000,000 shares authorized; none issued and outstanding)	—	—
Common stock (no par value, 590,000,000 shares authorized; 64,523,864 and 51,457,023 shares issued and outstanding at December 31, 2015 and 2014, respectively)	451,620	148,901
Additional paid-in capital	29,221	9,893
Retained earnings	31,130	5,354
Total Diplomat Pharmacy shareholders’ equity	511,971	164,148
Noncontrolling interests	3,575	4,579
Total shareholders’ equity	515,546	168,727
Total liabilities and shareholders’ equity	$1,005,873	$390,086

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Operations

(dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net sales	$986,823	$612,075	$3,366,631	$2,214,956
Cost of goods sold	(910,158)	(571,178)	(3,103,392)	(2,074,817)
Gross profit	76,665	40,897	263,239	140,139
Selling, general and administrative expenses	(69,666)	(42,226)	(217,302)	(127,556)
Income from operations	6,999	(1,329)	45,937	12,583
Other (expense) income:
Interest expense	(1,473)	(899)	(5,239)	(2,528)
Change in fair value of redeemable common shares	—	1,200	—	9,073
Equity loss and impairment of non-consolidated entity	—	(5,121)	—	(6,208)
Termination of existing stock redemption agreement	—	—	—	(4,842)
Other	38	465	308	1,128
Total other expense	(1,435)	(4,355)	(4,931)	(3,377)
Income (loss) before income taxes	5,564	(5,684)	41,006	9,206
Income tax (expense) benefit	(2,260)	2,329	(16,234)	(4,655)
Net income (loss)	3,304	(3,355)	24,772	4,551
Less: net loss attributable to noncontrolling interest	(262)	(225)	(1,004)	(225)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	3,566	(3,130)	25,776	4,776
Net income (loss) allocable to preferred shareholders	—	(39)	—	458
Net income (loss) allocable to common shareholders	$3,566	$(3,091)	$25,776	$4,318

Net income (loss) per common share:
Basic	$0.06	$(0.06)	$0.42	$0.12
Diluted	$0.05	$(0.06)	$0.41	$0.11

Weighted average common shares outstanding:
Basic	64,358,618	49,462,715	60,730,133	36,012,592
Diluted	67,070,994	49,462,715	63,096,951	38,553,995

DIPLOMAT PHARMACY, INC.

Consolidated Statements of Cash Flows

(dollars in thousands)

	Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$24,772	$4,551
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	30,841	8,139
Changes in fair values of contingent consideration	6,724	6,121
Contingent consideration payments	(3,738)	—
Net provision for doubtful accounts	5,990	4,045
Share-based compensation expense	3,936	2,871
Excess tax benefits related to share-based awards	(20,805)	(3,689)
Deferred income tax benefit	(4,615)	(1,295)
Amortization of debt issuance costs	963	366
Impairment of capitalized software for internal use	150	—
Loss on sale or disposal of property and equipment	85	132
Change in fair value of redeemable common shares	—	(9,073)
Equity loss and impairment of non-consolidated entity	—	6,208
Termination of existing stock redemption agreement	—	4,842
Changes in operating assets and liabilities, net of business acquisitions:
Accounts receivable	(50,771)	(43,130)
Inventories	(41,657)	(50,334)
Accounts payable	43,202	56,505
Other assets and liabilities	34,370	4,173
Net cash provided by (used in) operating activities	29,447	(9,568)
Cash flows from investing activities:
Payments to acquire businesses, net of cash acquired	(293,496)	(51,599)
Expenditures for capitalized software for internal use	(12,021)	(9,470)
Expenditures for property and equipment	(4,624)	(1,487)
Capital investments in and loans to non-consolidated entities	(1,459)	(4,000)
Other	27	472
Net cash used in investing activities	(311,573)	(66,084)
Cash flows from financing activities:
Net payments on line of credit	—	(62,622)
Proceeds from long-term debt	120,000	—
Payments on long-term debt	(3,000)	(25,542)
Proceeds from public offering, net of transaction costs	187,988	130,440
Proceeds from sale of preferred stock, net of transaction costs	—	101,815
Payments made to repurchase common stock	—	(53,400)
Payments made to repurchase stock options	(36,298)	(9,400)
Proceeds from issuance of stock upon stock option exercises	10,341	—
Excess tax benefits related to share-based awards	20,805	3,689
Payments of debt issuance costs	(5,055)	(480)
Contingent consideration payments	(3,012)	—
Net cash provided by financing activities	291,769	84,500
Net increase in cash and equivalents	9,643	8,848
Cash and equivalents at beginning of year	17,957	9,109
Cash and equivalents at end of year	$27,600	$17,957
Supplemental disclosures of cash flow information:
Cash paid for interest	$3,949	$2,248
Cash paid for income taxes	351	5,924

Adjusted EBITDA

The table below presents a reconciliation of net income (loss) attributable to Diplomat Pharmacy, Inc. to Adjusted EBITDA for the periods indicated:

	For the three months ended December 31,		For the year ended December 31,
	2015	2014	2015	2014
	(dollars in thousands) (Unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc.	$3,566	$(3,130)	$25,776	$4,776
Depreciation and amortization	10,018	2,809	30,841	8,139
Interest expense	1,473	899	5,239	2,528
Income tax expense (benefit)	2,260	(2,329)	16,234	4,655
EBITDA	$17,317	$(1,751)	$78,090	$20,098

Contingent consideration and other merger and acquisition expense	$8,774	$5,464	$9,249	$7,238
Share-based compensation expense	1,434	1,043	3,936	2,871
Employer payroll taxes - option repurchases and exercises	106	—	1,589	—
Other items	405	388	1,509	1,430
Severance and related fees	60	—	487	364
Restructuring and impairment charges	—	—	150	—
2014 Adjustments (1)	—	5,345	—	3,162
Adjusted EBITDA	$28,096	$10,489	$95,010	$35,163

(1)         Includes change in fair value of redeemable common shares, termination of existing stock redemption agreement, equity loss and impairment of non-consolidated entity, private company expenses including philanthropic activities, other taxes and credits

Adjusted EPS (diluted)

Below is a reconciliation of the Company’s diluted net income (loss) attributable to Diplomat Pharmacy, Inc. per common share to Adjusted EPS for the three months and year ended December 31, 2015 and 2014.

	For the three months ended December 31,		For the year ended December 31,
	2015	2014 (1)	2015	2014 (1)
	(dollars in thousands, except per share amounts) (unaudited)
Net income (loss) attributable to Diplomat Pharmacy, Inc. (2)	$3,566	$(3,028)	$25,776	$7,242
Amortization of acquisition-related intangible assets	8,694	1,789	26,071	4,030
Contingent consideration and other merger and acquisition expense	8,774	5,464	9,249	7,238
Impairment of non-consolidated entity	—	4,869	—	4,869
Income tax impact of adjustments (2)	(7,091)	(5,183)	(13,983)	(3,836)
Adjusted non-GAAP net income	$13,943	$3,911	$47,113	$19,543

Net income (loss) attributable to Diplomat Pharmacy, Inc (2)	$0.05	$(0.06)	$0.41	$0.19
Amortization of acquisition-related intangible assets	0.13	0.04	0.41	0.10
Contingent consideration and other merger and acquisition expense	0.13	0.11	0.15	0.19
Impairment of non-consolidated entity	—	0.10	—	0.13
Income tax impact of adjustments (2)	(0.10)	(0.11)	(0.22)	(0.10)
Adjusted EPS	$0.21	$0.08	$0.75	$0.51

(1)         Different than reported in March 2, 2015 press release, but calculated consistent with 2015 methodology

(2)         2014 presented on a pro forma basis solely related to our change in income tax status in early 2014 from an S corporation to a C corporation, and gives effect to our election to be a C corporation as if this decision was made effective January 1, 2014.

4Q’15 & 2015 Earnings Call Supplemental Slides February 29, 2016

4Q’15 & 2015 Financial Highlights 1 4Q’14 4Q’15 % Change 2014 2015 % Change Revenue $612m $987m +61% $2.2b $3.4b +52% Total prescriptions dispensed 208,000 238,000 +14% 797,000 911,000 +14% Gross margins 6.7% 7.8% 110 bps 6.3% 7.8% 150 bps Adjusted EBITDA $10.5m $28.1m +168% $35.2m $95.0m +170% Adjusted EPS $0.08 $0.21 +163% $0.51 $0.75 +47% Quarterly Results Annual Results Organic 35% 31%

2 Fourth Quarter Results (1) Based on dispensed prescriptions only. (2) Gross profit / net sales (i.e., based on dispensed and serviced prescriptions). Revenue 61% growth EBITDA margin 1.7% Adjusted EBITDA 168% growth Gross Profit /Prescription 67% growth ($ in millions) ($ in millions) 2.8% 7.8% 6.7% (1) Gross margin (2) 110 bps expansion 110 bps expansion $612 $987 4Q14A 4Q15A $187 $312 4Q14A 4Q15A $10.5 $28.1 4Q14A 4Q15A

3 Revenue by Therapeutic Class ($ in millions) 2015 % of Total 2014 2013 Oncology 1,432,091 $ 43% 1,068,751 $ 736,987 $ Hepatitis 520,771 15% <10% <10% Immunology 510,708 15% 438,145 378,685 Infusion 374,884 11% <10% <10% Multiple Sclerosis <10% N/A 226,805 169,470 Other (none greater than 10% in the period) 528,177 16% 481,255 229,997 3,366,631 $ 2,214,956 $ 1,515,139 $ Limited distribution drug % of total 45% 44% 40%

4 Components of Quarterly Revenue Growth ($ in millions) Quarterly Revenue Price inflation has comprised only 5-8% of revenue over the last 5 quarters Political pressure on price inflation, if successful, will have limited impact on Diplomat Value added services to pharma manufacturers are an opportunity to offset Chronic disease expertise provides a stable and growing annuity-like revenue base Limited distribution leadership and rich drug pipeline driving considerable revenue growth from new drugs Diplomat remains an organic growth story Strategic M&A has complemented growth $- $200 $400 $600 $800 $1,000 $1,200 Q4 2014 Q1 2015 Q2 2015 Q3 2015 Q4 2015 Prior Year Revenue YOY Growth from Existing Drugs (excluding price inflation) New Drugs (< 12 months) Misc (< 1%) Impact of Price Inflation Acquired Revenue $808 $625 $612 67% 75% 67% 1% 7% 16% 11% 9% 3% 7% 5% 8% 13% 4% 5% 34% YOY Growth (29% organic) 49% YOY Growth (41% organic) $947 63% 2% 13% 5% 17% 62% 10% 6% 6% 16% $987 $808 $625 $612 67% 75% 67% 1% 7% 16% 11% 9% 3% 7% 5% 8% 13% 4% 5% $947 63% 2% 13% 5% 17% 62% 10% 6% 6% 16% $987 49% YOY Growth (29% organic) 59% YOY Growth (31% organic) 61% YOY Growth (35% organic)

5 Annual Revenue by Drug Year Launch $1.5B $2.2B $3.3B 5% 21% 2% 18% 3% 16% 95% $1.4B 77% $1.7B 63% $2.1B Drugs across all launch years continue to grow substantially over time 2012 and prior drugs have grown ~50% from 2013 to 2015 2015 a record year for FDA approval of specialty drugs, yet 2015 launch drugs contributed less than 3% of 2015 revenue Will ramp up dramatically in 2016 and beyond Pipeline remains an important element of near-term and long-term growth; existing drugs will also contribute meaningfully $- $500 $1,000 $1,500 $2,000 $2,500 $3,000 $3,500 $4,000 2013 2014 2015 2015 2014 2013 2012 2011 2006 - 2010 2001 - 2005 1996 - 2000 1995 and Prior

6 Balance Sheet / Cash Flow snapshot ($ in millions) Includes $12mm in cash-based contingent consideration Includes $6mm in cash-based contingent consideration December 31, 2014 2015 Cash $18 $28 Total Debt $12 (1) $123 (2) Shareholders’ equity $169 $516 Net Debt/ProForma EBITDA -- ~.8x Cash Flow From Operations (year ended) ($10) $29

2016 Guidance 7 2015 Results 2016 Guidance Implied Midpoint Growth Revenue $3,367m $4.3b - $4.6b +32% Adjusted EBITDA $95.0m $116m - $123m +26% Adjusted EPS $0.75 $0.84 - $0.89 +15% 2016 guidance does not assume any incremental acquisitions 2016 assumes 67,500,000 shares outstanding throughout the year